EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

THIRD QUARTER 2011 FINANCIAL RESULTS

Woodland Hills, CA, November 7, 2011 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and nine months ended September 30, 2011. For the three months ended September 30, 2011, revenues were $9.1 million and net income was $1.3 million ($0.24 diluted income per share) compared with revenues of $9.1 million and net income of $0.6 million ($0.12 diluted income per share) for the three months ended September 30, 2010. For the nine months ended September 30, 2011, revenues were $26.3 million and net income was $3.1 million ($0.58 diluted income per share) compared with revenues of $28.4 million and net income of $1.6 million ($0.29 diluted income per share) for the nine months ended September 30, 2010. Revenues for the three and nine months ended September 30, 2011, includes other income of $0.6 million from the final settlement of provisional rated reinsurance treaties covering the years 1985 through 1997.

As of September 30, 2011, the Company had cash and investments (at amortized cost) of $128.9 million.  $101.7 million, or 79% of these investments were fixed maturity investments, and 82% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $75.9 million as of September 30, 2011, or $14.24 per common share including unrealized after-tax investment gains of $1.7 million, compared to stockholders’ equity of $73.4 million as of December 31, 2010, or $13.75 per common share including unrealized after-tax investment gains of $2.3 million.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	September 30	December 31
	2011	2010
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: September 30, 2011 - $101,719; December 31, 2010 - $123,301)	$104,343	$126,712
Short-term investments, at cost	27,142	6,466
Total Investments	131,485	133,178
Cash	71	45
Accrued investment income	604	691
Premiums and notes receivable, net	5,560	4,364
Reinsurance recoverable:
Paid losses and loss adjustment expenses	22	49
Unpaid losses and loss adjustment expenses	8,402	11,816
Deferred policy acquisition costs	4,294	4,301
Property and equipment (net of accumulated depreciation)	206	1,631
Deferred income taxes	1,079	1,060
Other assets	461	540
Total Assets	$152,184	$157,675

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$55,232	$61,560
Unearned premiums	16,067	15,930
Advance premium and premium deposits	1,222	830
Income taxes payable	258	1
Accrued expenses and other liabilities	3,461	6,000
Total Liabilities	$76,240	$84,321

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,334,992 at September 30, 2011, and 5,333,081 at December 31, 2010	$3,579	$3,555
Accumulated other comprehensive income	1,732	2,251
Retained earnings	70,633	67,548
Total Stockholders’ Equity	$75,944	$73,354

Total Liabilities and Stockholders' Equity	$152,184	$157,675

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
REVENUES
Insurance Company Revenues
Premium earned	$8,022	$8,784	$24,021	$27,136
Premium ceded	1,321	1,837	3,974	5,658
Net premium earned	6,701	6,947	20,047	21,478
Investment income	733	839	2,272	2,685
Other income	746	150	1,086	505
Total Insurance Company Revenues	8,180	7,936	23,405	24,668

Other Revenues from Insurance Operations
Gross commissions and fees	876	1,078	2,791	3,456
Investment income	1	1	2	3
Finance charges and fees earned	16	70	55	237
Other income	5	4	12	10
Total Revenues	9,078	9,089	26,265	28,374

EXPENSES
Losses and loss adjustment expenses	3,358	4,501	10,616	14,384
Policy acquisition costs	1,778	1,806	5,323	5,536
Salaries and employee benefits	1,148	1,112	3,270	3,281
Commissions to agents/brokers	55	154	167	517
Other operating expenses	792	829	2,128	2,570
Total Expenses	7,131	8,402	21,504	26,288

Income Before Taxes	1,947	687	4,761	2,086
Income tax provision	672	63	1,665	515
Net Income	$1,275	$624	$3,096	$1,571

PER SHARE DATA:
Basic
Earnings Per Share	$0.24	$0.12	$0.58	$0.30
Weighted Average Shares	5,335	5,317	5,334	5,311
Diluted
Earnings Per Share	$0.24	$0.12	$0.58	$0.29
Weighted Average Shares	5,358	5,353	5,359	5,351

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	For the Nine Months Ended
	September 30
	2011	2010
Cash flows from operating activities:
Net Income	$3,096	$1,571
Adjustments to reconcile net income to net cash from operations
Depreciation	43	96
Bond amortization, net	121	75
Non-cash stock based compensation	23	—
Changes in assets and liabilities
Premium, notes and investment income receivable	(1,109)	268
Reinsurance recoverable	3,441	3,023
Deferred policy acquisitions costs	7	426
Other assets	81	15
Unpaid losses and loss adjustment expenses	(6,328)	(7,435)
Unearned premiums	137	(2,006)
Advance premium and premium deposits	392	114
Accrued expenses and other liabilities	(1,108)	(272)
Income taxes current/deferred	504	(70)
Net Cash (Used) by Operating Activities	(700)	(4,195)

Cash flows from investing activities:
Purchase of fixed maturity investments	(6,045)	(24,586)
Proceeds from maturity of fixed maturity investments	27,506	33,799
Net increase in short-term investments	(20,676)	(4,793)
Additions to property and equipment	(50)	(76)
Net Cash Provided by Investing Activities	735	4,344

Cash flows from financing activities:
Proceeds from issuance of common stock	2	34
Repurchase of common stock	(11)	—
Net Cash (Used) Provided by Financing Activities	(9)	34

Net increase in cash	26	183
Cash at beginning of period	45	118
Cash at End of Period	$71	$301

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	—	—
Income taxes	$1,159	$584

Supplemental Schedule of Non-Cash Investing Activities
(Write-offs) acquisition of fixed assets	$(1,432)	$1,118